Exhibit 1.A(10)(a)(iii)

SECTION 4: AUTOMATIC TELEPHONE PRIVILEGES

I acknowledge that my policy automatically will provide telephone transfer privileges and telephone allocation change privileges as described in the current prospectus to me as policy owner and to my agent/registered representative. I also agree that Security Life and its distributor will not be liable for any loss, damage, costs or expenses incurred in acting on telephone instructions reasonably believed to be authentic. Security Life may employ procedures which might include requiring forms of personal identification before accepting such telephone instructions. I understand that if I do not want my agent/registered representative to have such telephone privileges, I must indicate so below. I also understand that once granted, such privilege can be revoked only upon receipt of signed, written instructions at Security Life.

    [  ]    I do not want telephone transfer or allocation privileges granted to my agent/registered representative.